                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                Matritech, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        Not Applicable
        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        Not Applicable
        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        Not Applicable
        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        Not Applicable
        ________________________________________________________________________

    (5) Total fee paid:

        Not Applicable
        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        Not Applicable
        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        Not Applicable
        ________________________________________________________________________

    (3) Filing Party:

        Not Applicable
        ________________________________________________________________________

    (4) Date Filed:

        Not Applicable
        ________________________________________________________________________

                                MATRITECH, INC.
                               330 NEVADA STREET
                          NEWTON, MASSACHUSETTS 02160

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 19, 1998

TO THE STOCKHOLDERS:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Matritech, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 19, 1998, at 10:00 a.m. local time, at the offices of the Company, 330 Nevada Street, Newton, Massachusetts 02160, for the following purposes:

          I.   To elect a Board of Directors for the ensuing year.

          II. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1998.

          III. To transact such other business as may properly come before the meeting and any adjournments thereof.

          Only stockholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                 By Order of the Board of Directors,



                                 Leslie R. Teso, Secretary
Newton, Massachusetts
April 29, 1998

          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                MATRITECH, INC.
                               330 NEVADA STREET
                          NEWTON, MASSACHUSETTS 02160
                        _______________________________

                                PROXY STATEMENT
                        _______________________________

              FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                 JUNE 19, 1998

          Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Matritech, Inc. (the "Company" or "Matritech") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, June 19, 1998 at 10:00 a.m. local time, at the offices of the Company, 330 Nevada Street, Newton, Massachusetts 02160.

          Only stockholders of record as of April 24, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting and any adjournments thereof. As of April 20, 1998, there were 18,596,054 shares of Common Stock, par value $.01 per share, of the Company issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised.

          The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under "Voting Procedures." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy.

          In addition to the election of directors, the stockholders will consider a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

          The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

          An Annual Report, containing financial statements for the fiscal year ended December 31, 1997, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 29, 1998.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

          The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) FOR the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

          Nominated for election to the Company's Board of Directors are:
Stephen D. Chubb; David L. Corbet; J. Robert Buchanan; Thomas R. Morse; David Rubinfien; T. Stephen Thompson and C. William Zadel. Each of the nominees currently serves as a director of the Company. A plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the meeting is required for the election of directors. See "Voting Procedures."

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

          The Board of Directors met seven times during the fiscal year ended December 31, 1997. The Audit Committee of the Board of Directors, of which Messrs. Thompson and Zadel are members, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors. The Audit Committee met twice during the fiscal year ended December 31, 1997. The Compensation Committee of the Board of Directors, of which Messrs. Morse, Rubinfien and Thompson are members, reviews and makes recommendations concerning executive compensation, and administers the 1992 Plan and the Company's 1992 Employee Stock Purchase Plan. The Compensation Committee met five times and acted by unanimous written consent once during the year ended December 31, 1997. The Board of Directors does not currently have a standing nominating committee. Each of the directors, with the exception of Dr. Buchanan, who attended five out of the seven meetings of the Board of Directors, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all Committees on which he served.

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth the nominees to be elected at the Annual Meeting, and the executive officers of the Company, their ages as of April 29, 1998, and the positions currently held by each such person with the
Company:

NAME                                          AGE     POSITION
----                                          ---     --------
Stephen D. Chubb (1).....................      54     Chairman, Director and Chief Executive Officer
David L. Corbet (1)......................      44     Director, President and Chief Operating Officer
Leslie R. Teso (1).......................      39     Vice President, Finance, Treasurer and Secretary
JoAnn Jasinski (1).......................      46     Vice President, Sales and Marketing
Ying-Jye Wu, Ph.D. (1)...................      49     Vice President, Product Development
J. Robert Buchanan.......................      70     Director
Thomas R. Morse (2)......................      46     Director
David Rubinfien (2)......................      76     Director
T. Stephen Thompson (2)(3)...............      50     Director
C. William Zadel (3).....................      54     Director

_________________________

(1) Officers of the Company are elected annually by the Board of Directors and serve until the next Annual Meeting of the Board of Directors and until their respective successors are elected and qualified, or until their earlier resignation or removal.

(2)  Member of Compensation Committee

(3)  Member of Audit Committee

         Mr. Chubb, a founder of Matritech, has been Chairman since October
1993 and a director and Matritech's Chief Executive Officer since the Company's inception in 1987. Mr. Chubb was the Company's President until October 1993 and was also Treasurer of the Company until March 1992. From 1984 to 1986, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc., a publicly traded biotechnology company. Prior to 1984, Mr. Chubb was President and Chief Executive Officer of Cytogen Company, also a publicly traded biotechnology company. He currently serves as a director of Charles River Laboratories, a Division of Bausch and Lomb, a publicly traded medical products company, and as a director of several private companies.

         Mr. Corbet has been Matritech's President, Chief Operating Officer, and a director since October 1993, and joined the Company in April 1993 as
Executive Vice President.   Prior to joining Matritech and since 1991, Mr.
Corbet had served as President and Chief Operating Officer of T Cell Diagnostics, Inc., a subsidiary of T Cell Sciences, Inc. which is a publicly traded biotechnology company, and served in various other executive and managerial offices there since 1985.

         Ms. Teso has been Matritech's Vice President, Finance, Treasurer and Secretary since March 1992. From January 1989 to March 1992, Ms. Teso was the Company's Controller. From 1985 to 1989, Ms. Teso was Controller of Thackray USA Inc., a subsidiary of a U.K.-based medical device manufacturer of orthopedic implants and surgical instruments.

         Ms. Jasinski has been Matritech's Vice President, Sales and Marketing since August 1997. From 1980 to 1997, Ms. Jasinski held a number of management and sales positions, most recently as Worldwide Marketing Manager, ACS:
Centaur, Worldwide Manager, Strategic Intent and Worldwide

Manager, New Product Promotion and Advertising, at Chiron Diagnostics, a division of Chiron Corporation, a publicly traded biotechnology company.

         Dr. Wu has been Matritech's Vice President, Product Development since February 1997. From March 1995 to February 1997 he was Matritech's Vice President, Research and Development and from December 1992 to March 1995 he was Matritech's Vice President, Research. From June 1990 to December 1992, Dr. Wu was Director of Cell Biology at CytoMed, Inc., a biotechnology company. From 1987 to 1990, Dr. Wu was a manager of research and development at Pharmacia ENI Diagnostics, Inc., a biotechnology company.

         Dr. Buchanan has served as a director of Matritech since June 1996. From 1994 to 1996, Dr. Buchanan was Chairman of Worldcare, Limited, a telemedicine company. From 1982 until his retirement in 1994, Dr. Buchanan served as General Director of Massachusetts General Hospital. From 1977 to 1982, Dr. Buchanan served as President of the Michael Reese Medical Center and Associate Dean of the Pritzker School of Medicine at the University of Chicago and from 1969 to 1977 served as Dean of Cornell Medical College. Dr. Buchanan currently serves as a director of i-STAT Corporation, a publicly traded medical equipment company; Charles River Laboratories, a Division of Bausch and Lomb, a publicly traded medical products company; and Premier Practice Management, Inc., a privately held physician practice management company.

         Mr. Morse has served as a director of Matritech since March 1988. Since 1983, Mr. Morse has served as a Managing Director of Philadelphia Venture Management, Inc., a venture capital management company which manages partnerships who are investors in the Company.

         Mr. Rubinfien has served as a director of Matritech since May 1988.
Mr. Rubinfien was Chairman and President of Systemix Inc., a biotechnology company, from 1989 through 1991 and President and Chief Executive Officer of Microgenics Company, a medical diagnostics company, from 1985 through 1987. Mr. Rubinfien currently serves as a director of Molecular Biosystems, Inc., a publicly traded biomedical company, ChemTrak, Inc., a publicly traded biochemical company, Biocircuits, Inc., a publicly traded biomedical company, and several private companies.

         Mr. Thompson has served as a director of Matritech since May 1994.
Mr. Thompson is President, Chief Executive Officer and a director of Immtech International, Inc., a privately held biopharmaceutical company, which positions he has held since 1992. From 1986 to 1992, Mr. Thompson held a number of management positions, most recently as President and Chief Executive Officer, at Amersham Corporation, a subsidiary of Amersham International plc. which is a publicly traded life science and health care company.

         Mr. Zadel has served as a director of Matritech since December 1995. Mr. Zadel is Chairman, President, Chief Executive Officer and a director of Millipore Corporation, a publicly traded laboratory equipment company, which positions he has held since April 1996. From 1985 through 1995, Mr. Zadel served as President and Chief Executive Officer of Ciba Corning Diagnostics Corporation, a biotechnology company. Mr. Zadel currently serves, and has served since 1989, as a director of Kulicke & Soffa Industries, Inc., a publicly traded semiconductor assembly equipment company.

                            SECURITIES OWNERSHIP OF
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

          The following table sets forth, as of April 20, 1998, certain information regarding the ownership of shares of the Company's Common Stock by:
(i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date,
(ii) each director and nominee of the Company, (iii) each Named Officer (as defined below) and (iv) all current directors and executive officers as a group:

                                                                          AMOUNT AND
                                                                           NATURE OF
                                                                           BENEFICIAL              PERCENT
                              NAME                                        OWNERSHIP(1)           OF CLASS(2)
                              ----                                       -------------           -----------
Stephen D. Chubb (3).............................................            427,472                    2.3%

David L. Corbet (4)..............................................            140,572                     *

Ying-Jye Wu (5)..................................................             66,766                     *

Leslie R. Teso (6)...............................................             30,815                     *

J. Robert Buchanan (7)...........................................             25,000                     *

Thomas Morse (8).................................................            472,602                    2.5%

David Rubinfien (9)..............................................             47,849                     *

T. Stephen Thompson (10).........................................             40,149                     *

C. William Zadel (11)............................................             25,800                     *

Forstmann-Leff Associates, Inc. (12)
  590 Madison Avenue
  New York, NY  10022............................................          2,286,900                   12.3%

FLA Advisers LLC (12)
  590 Madison Avenue
  New York, NY 10022.............................................          1,753,250                    9.4%

KeyCorp (13)
  127 Public Square
  Cleveland, OH 44114-1306.......................................            960,177                    5.2%

All executive officers and directors as a group
(10 persons)(14).................................................          1,277,025                    6.7%

_____________________________
*   Indicates less than 1%

(1) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock owned based upon information provided to the Company by the directors, officers and principal stockholders.

(2) The number of shares of Common Stock deemed outstanding for this calculation includes (i) 18,596,054 shares of Common Stock outstanding on April 20, 1998 and (ii) all Common Stock underlying stock options which are currently exercisable or will become exercisable within 60 days of April 20, 1998 by the person or group in question.

(3) Mr. Chubb's beneficial ownership includes 53,670 shares issuable upon exercise of outstanding stock options which are exercisable on April 20, 1998 or within 60 days thereafter.

(4) Mr. Corbet's beneficial ownership includes 137,506 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter. Mr. Corbet holds all of his issued shares jointly with his wife.

(5) Dr. Wu's beneficial ownership includes 60,466 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter.

(6) Ms. Teso's beneficial ownership includes 23,990 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter. Ms. Teso holds all of her issued shares jointly with her husband.

(7) Dr. Buchanan's beneficial ownership includes 25,000 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter.

(8) Mr. Morse's beneficial ownership includes 382,200 shares of Common Stock held by Century IV Partners, 50,672 shares of Common Stock held by Commonwealth Venture Partners I, L.P. and 232 shares of Common Stock held
     by Pennsylvania Venture Partners, L.P.   In addition, Mr. Morse's
     beneficial ownership includes 28,649 shares issuable to Mr. Morse upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter. Mr. Morse is an officer and stockholder of Philadelphia Ventures, Inc., which serves as a general partner or investment manager to each of Century IV Partners, Commonwealth Venture Partners I, L.P. and Pennsylvania Venture Partners, L.P. (collectively, the "Philadelphia Venture Funds"), and may be deemed to share voting and investment power with respect to such shares of Common Stock. Mr. Chubb, Chairman, CEO, and a director of the Company is a limited partner of Pennsylvania Venture Partners, L.P. and an advisor to the Philadelphia Venture Funds. Mr. Morse disclaims beneficial ownership of the shares beneficially owned by the Philadelphia Venture Funds, except with respect to his pecuniary interest therein, if any.

(9) Mr. Rubinfien's beneficial ownership includes 29,649 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter. In addition, Mr. Rubinfien's beneficial ownership includes 18,200 shares held in trust for the benefit of his children. Mr. Rubinfien is a trustee of the aforementioned trust. Mr. Rubinfien disclaims beneficial ownership of all shares held in trust for the benefit of his children.

(10) Mr. Thompson's beneficial ownership includes 29,649 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter.

(11) Mr. Zadel's beneficial ownership includes 24,800 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter.

(12) As of December 31, 1997, Forstmann-Leff Associates, Inc. ("FLA"), a New York corporation and a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"), beneficially owned 533,650 shares of the Company's Common Stock of which 501,750 shares were held in various customer accounts with respect to which it had sole investment discretion. FLA also had shared investment discretion and shared voting discretion with respect to 31,900 shares of Common Stock held by FLA Asset Management, Inc. ("FLAM"), a wholly owned subsidiary of FLA and a registered investment adviser under the Act. FLA had sole voting discretion with respect to 480,250 shares of Common Stock of the Company.

     As of December 31, 1997, FLA Advisers LLC ("FLALLC"), an affiliate of FLA and a registered investment adviser under the Act beneficially owned 1,753,250 shares of Common Stock of the Company, which shares were held in various customer accounts with respect to which FLALLC had sole and shared investment and voting discretion. FLALLC had sole investment discretion with respect to 1,753,250 shares of Common Stock of the Company. FLALLC had sole voting discretion with respect to 1,753,250 shares of Common Stock of the Company. By virtue of its relationship to FLALLC and FLAM, FLA may be deemed to be the beneficial owner of 2,286,900 shares of the Company's Common Stock. FLA's, FLAM's and FLALLC's voting power with respect to shares held in various customer accounts is pursuant to specific authority granted by clients, which voting authority may be withdrawn by such clients. In the event of the termination of an investment advisory agreement with a client, FLA's, FLAM's and FLALLC's investment and/or voting power with respect to certain shares held for the account of such clients may terminate.

     All statements contained herein with respect to FLAM, FLA and FLALLC are based upon the Schedule 13G filed with the SEC on behalf of FLAM, FLA and FLALLC, and upon information provided to the Company by FLA.

(13) Includes 534,177 shares with respect to which KeyCorp shares voting and investment power. All statements with respect to KeyCorp are based solely upon the Schedule 13G filed with the SEC on behalf of KeyCorp and upon information provided to the Company by KeyCorp.

(14) Includes 413,379 shares issuable upon exercise of outstanding stock options exercisable on April 20, 1998 or within 60 days thereafter.

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid or accrued by the Company for services rendered for its fiscal year ended December 31, 1997 to Mr. Chubb, the Company's Chairman and Chief Executive Officer, Mr. Corbet, Dr. Wu and Ms. Teso, the next three most highly compensated executive officers of the Company as of December 31, 1997 (the "Named Officers"). No other executive officers earned total salary and bonus exceeding $100,000 during 1997. The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") and did not make any long-term incentive plan payouts during 1997:

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                              ANNUAL COMPENSATION        COMPENSATION
                                         ----------------------------    ------------
                                                                            AWARDS
                                                                         ------------            ALL
                                                                           SECURITIES           OTHER
NAME AND                                    SALARY          BONUS          UNDERLYING        COMPENSATION
PRINCIPAL POSITION              YEAR          ($)            ($)           OPTIONS(#)           ($)(1)
----------------------------  ---------  -------------   ------------      ----------        ------------
Stephen D. Chubb                1997       $205,461        $33,825           8,456                $156
 Chairman, Director and         1996        176,000         37,488         209,721                 236
 Chief Executive Officer        1995        162,000         19,845              --                 252

David L. Corbet                 1997       $176,663        $24,269           6,067                $156
 Director, President and        1996        165,000         29,288         158,374             226,336
 Chief Operating Officer        1995        152,000         33,620           9,000                 252

Ying-Jye Wu                     1997       $125,261        $16,875           4,219                $150
 Vice President, Product        1996        118,800         17,321          55,034                 234
 Development                    1995        108,000         11,340           4,000                 252

Leslie R. Teso                  1997       $100,399        $13,545           3,386                $123
 Vice President, Finance,       1996         90,500         15,204          44,227                 208
 Treasurer and Secretary        1995         79,000          9,184           3,500                 199

____________________
(1) Such compensation represents insurance premiums paid by the Company with respect to term life insurance for such individual. With respect to Mr. Corbet, the 1996 figure also includes an additional $226,100 of ordinary income recognized upon the exercise of the option to purchase, and subsequent "disqualifying disposition," as defined in Section 422(c)(2) of the Internal Revenue Code of 1986, as amended, of 30,000 shares of the Company's Common Stock.

OPTIONS

      The following table sets forth information concerning options granted during the fiscal year ended December 31, 1997 under the Company's 1992 Plan to the Named Officers:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                             Potential Realizable Value at
                                                                                                Assumed Annual Rates of
                                   Individual Grants(2)                                      Stock Price Appreciation for
------------------------------------------------------------------------------------------        Option Term (6)
                                                                                             ------------------------------
                   Number of       Percent of Total
                   Securities      Options Granted
                   Underlying      to Employees in
                 Options Granted       Fiscal                  Exercise Price        Expiration
Name                  (#)            Year(%)(7)                   ($/Share)            Date        5%($)        10%($)
-----------------------------------------------------------------------------------------------------------------------------------

Stephen D. Chubb     2,114 (3)          1.5%                        $4.00             12-19-07    $ 5,318     $13,477
                     6,342 (4)          4.4                          4.00             12-19-07     15,954      40,430

David L. Corbet      1,517 (3)          1.0                          4.00             12-19-07      3,816       9,671
                     4,550 (4)          3.1                          4.00             12-19-07     11,446      29,006

Ying-Jye Wu          1,055 (3)          0.7                          4.00             12-19-07     2,654        6,726
                     3,164 (4)          2.2                          4.00             12-19-07     7,959       20,170

Leslie R. Teso       3,386 (5)          2.3                          4.00             12-19-07     8,518       21,586


 _________________________

(1) The Company did not grant any SARs in 1997.

(2) Stock options were granted under the Company's 1992 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

(3) The options have a term of ten years from the date of grant and become exercisable as to 100% of the shares covered on the fourth anniversary of the date of grant.

(4) The options have a term of ten years from the date of grant and become exercisable as to 33-1/3% of the shares covered on each of the first three anniversaries of the date of grant.

(5) The options have a term of ten years from the date of grant and become exercisable as to 25% of the shares covered on each of the first four anniversaries of the date of grant.

(6) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(7) A total of 145,671 options were granted to employees in 1997 under the Company's 1992 Plan.

          The following table sets forth certain information concerning options held by the Named Officers on December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES (1)


                                                                              Number of Securities
                                                                                  Underlying             Value of Unexercised In-
                                                                              Unexercised Options at      the-Money Options at
                                                                              December 31, 1997 (#)      December 31, 1997 ($)(2)
                                         Shares Acquired on    Value              Exercisable/                Exercisable/
      Name                                   Exercise (#)    Realized ($)         Unexercisable               Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
Stephen D. Chubb...................                --         $ --                52,430/165,747              $ 1,085/$10,655
David L. Corbet....................                --           --               134,092/129,349               289,349/22,145
Ying-Jye Wu........................                --           --                 58,757/47,496               114,780/11,678
Leslie R. Teso.....................                --           --                 22,541/38,307                 34,366/9,829

_______________

(1) The Company has never granted any SARs.

(2) Value is based on the difference between the option exercise price and $4.875, the fair market value of the Company's Common Stock on December 31, 1997, the last trading day for fiscal year ended 1997, multiplied by the number of shares of Common Stock underlying the options.

COMPENSATION OF DIRECTORS

    Currently, non-employee directors do not receive cash compensation for attendance at meetings of the Board of Directors and of its committees, but receive compensation in the form of options to purchase Common Stock of the Company pursuant to the Company's 1992 Non-employee Director Stock Option Plan (the "Director Plan"). The Director Plan includes two types of option grants:
(a) each non-employee director who first became or becomes a member of the Board of Directors on or after June 7, 1996 is automatically granted on the date of such election without further action by the Board, an option to purchase 10,000 shares of the Company's Common Stock ("Initial Option") which vests over a four-year period and (b) annually, each non-employee director is automatically granted as of the date of the Annual Meeting of Stockholders in such year an option, which vests over a one-year period, to purchase 10,000 shares of Common Stock ("Annual Option"). Any non-employee who becomes a director after the Annual Meeting of Stockholders in any year shall be entitled to receive, in addition to the Initial Option, a fraction of the Annual Option equal to (x) divided by twelve (12), where (x) equals the number of complete months remaining until the first anniversary of the preceding Annual Meeting of Stockholders.
All options granted pursuant to the Director Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and expire ten years after the date of grant. Directors are also reimbursed for their expenses incurred in attending meetings of the Board of Directors and committees thereof.

    Directors who are employees of the Company receive no additional compensation for service on the Board of Directors or its committees.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors (the "Committee") is composed of Thomas R. Morse, David Rubinfien and T. Stephen Thompson, none of whom are currently officers or employees of the Company. The functions of the Committee are to establish salaries and incentive compensation for the Company's executive officers and to administer the 1992 Plan and the 1992 Employee Stock Purchase Plan.

    The Company's executive compensation programs are designed (i) to attract and retain experienced and well qualified executives capable of leading the Company to meet its business objectives, and (ii) to motivate them to enhance long-term stockholder value. In setting the compensation level for executive officers, the Committee is guided by the following considerations:

 .   Compensation levels should be competitive with compensation generally being paid to executives in the biotechnology industries to ensure the Company's ability to attract and retain superior executives;

 .   Each individual executive officer's compensation should reflect the performance of the Company as a whole, the performance of the officer's business unit, if applicable, and the performance of the executive officer; and

 .   A significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely stockholder and executive interests and to encourage stock ownership by executive officers.

    An executive's total compensation package includes a cash salary and bonus determined by the Committee, long-term incentive compensation in the form of stock options, and various benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of the Company. Salaries of the Company's Chief Executive Officer and the next three most highly compensated executives during fiscal 1997 are listed in the "Summary Compensation Table" found on page 8. The Committee reviews executive salaries at least once per year and, while it is not required to do so, it may in its discretion increase these salaries. The Committee attempts to keep the Company's compensation programs competitive by comparing them with those of other local and national companies in the industry. The Committee also attempts to balance the compensation level for an individual executive against his or her specific job requirements, including the individual's influence on obtaining corporate objectives.

    Cash Compensation. The Committee sets the annual salaries for individual executives by reviewing the salaries historically paid at the Company, the salaries paid by the Company's competitors to persons holding comparable positions and compensation studies prepared by independent third parties. The Committee determines any increases in annual salaries and bonuses based on a comparison of the executive's actual performance against his or her performance objectives, as well as on various subjective factors. The performance objectives for each executive depend on his or her area of responsibility and may include achievement of the performance objectives in the areas of product commercialization, clinical trials, corporate partnering, and financings, as well as financial objectives. Among the subjective factors considered by the Committee are the executive's ability to provide leadership, to develop the Company's business, to promote the Company's image with its customers and stockholders and to manage the Company's continuing growth. The Committee also solicits and considers performance reviews and recommendations from senior management in establishing compensation levels for all but the Chief Executive Officer.

    Equity Compensation.    The Company's equity compensation program is
designed to (i) provide long-term incentives to executive officers, (ii) tie compensation to creating long-term shareholder value, (iii) encourage executive officers to remain with the Company and promote the Company's business, and (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in the Company's Common Stock.

    The Committee has granted options to executive officers as the long-term incentive component of the executive officers' total compensation package. The Committee generally grants options that become exercisable over a four-year period as a means of encouraging executives to remain with the Company and to promote its success. In fiscal 1997, the Committee only awarded the Company's executives stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases and the Company's stockholders have also benefited.

    In deciding whether to grant options and in determining the number of shares to be subject to such options, the Committee generally reviews the option holdings of each of the executive officers, including the number of unvested options and the then-current value of such unvested options. The number of options granted to certain of the most highly compensated executive officers of the Company in fiscal 1997 is set forth in the table captioned "Option Grants in Last Fiscal Year" found on page 9. The total options held by each of these executives at December 31, 1997 is set forth in the table captioned "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" found on page 10.

    CEO Compensation. With respect to the compensation of the Company's Chief Executive Officer, Mr. Chubb's 1997 salary was increased to $205,461 from $176,000 in 1996. In addition, Mr. Chubb was granted a cash bonus in the amount of $33,825 for 1997. On December 19, 1997 he received options under the Company's 1992 Plan to purchase up to 8,456 shares of the Company's Common Stock at an exercise price of $4.00 per share. These options become exercisable over a four-year period from the date of grant. All options granted to Mr. Chubb during 1997 expire ten years from the date of grant and have exercise prices equal to 100% of the fair market value of the Company's Common Stock as of the date of grant. In arriving at the level of compensation for Mr. Chubb, the Committee attempted to measure Mr. Chubb's contribution to the progress made by the Company during 1997 toward the achievement of the Company's principle objectives, but the Committee does not find it practicable to quantify or assign relative weight to the factors on which the Chief Executive Officer's compensation is based. The Committee concluded that the Company had made significant progress during 1997 towards achieving its objectives, including (i) submission of a 510(k) Premarket Notification to the U.S. Food and Drug Administration for the Company's NuMA colon cancer test and (ii) completion of a private placement of 2,200,000 shares of the Company's Common Stock resulting in proceeds to the Company, net of commissions and issuance costs, of approximately $10,904,000.

    Tax Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally prevents publicly held corporations from deducting, for federal income tax purposes, compensation in excess of $1 million paid to certain executives, with certain exceptions. The Compensation Committee has considered these requirements and exceptions and it is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for federal income tax purposes.


                                               Respectfully submitted,

                                               Thomas R. Morse
                                               David Rubinfien
                                               T. Stephen Thompson


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Thomas R. Morse, David Rubinfien and T. Stephen Thompson. No member of the Committee is currently, or has ever been, an officer or employee of the Company or any of its subsidiaries, or had any relationship with the Company during the last fiscal year that would require disclosure herein.

    During the 1997 fiscal year no executive officer of the Company served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors), nor served as a director, of another entity, one of whose executive officers serves as a director of the Company or serves on the Company's Compensation Committee.

STOCK PERFORMANCE GRAPH

    The Stock Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1992 to December 31, 1997, with the cumulative total return of the Nasdaq Market Index and the Company's four digit SIC Code Index over the same period. The comparison assumes $100 was invested on December 31, 1992 in the Company's Common Stock, in the Nasdaq Market Index and in the four digit SIC Code Index and assumes reinvestment of dividends, if any.

                  COMPARISON OF CUMULATIVE TOTAL RETURN (l)(2)


                                  [LINE GRAPH]

                                       12/31/92     12/31/93     12/31/94      12/31/95     12/31/96     12/31/97
Matritech, Inc.                          100.00        67.50        37.50         81.25       170.00        97.50
SIC Code 2835                            100.00        99.13        93.23        158.14       145.04       119.32
Nasdaq Market Index                      100.00       119.95       125.94        163.35       202.99       248.30



(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                                  PROPOSAL II
                     RATIFICATION OF SELECTION OF AUDITORS

    The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1998. Arthur Andersen LLP has served as the Company's auditors since fiscal 1987. It is expected that a member of the firm will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the Company's independent public accountants is not required under Delaware law or under the Company's Amended and Restated Certificate of Incorporation or its Amended and Restated By-Laws. If the stockholders do not ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended December 31, 1998, the Company's Board of Directors will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent public accountants for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent public accountants. The Board of Directors recommends a vote FOR the ratification of this selection.

                               VOTING PROCEDURES

    The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

    Proposal I. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected as directors. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees. Where the stockholder properly withheld authority to vote for a particular nominee or nominees, such stockholder's shares will not be counted toward such nominee or nominees' achievement of a plurality.

    Other Matters. For all other proposals submitted to the stockholders at the Annual Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that proposal is required for approval. Abstentions, as well as broker "non votes" are not considered to have been voted for such proposal and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated. If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than December 30, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested. The Amended and Restated By-Laws of the Company provide that in order for a stockholder to bring business before, or propose director nominations at, an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than 30 days prior to the first anniversary of the preceding year's notice of annual meeting; provided, however, that such notice shall not be required to be given more than 60 days prior to the annual meeting of stockholders. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1997 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 1997.

                           EXPENSES AND SOLICITATION

    The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mails. Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the Company personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any such further solicitation. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the name of a nominee. The Company will reimburse such persons for their reasonable out-of-pocket costs.

                                                                      Appendix A
                                                                      ----------
                                MATRITECH, INC.
               ANNUAL MEETING OF STOCKHOLDERS OF MATRITECH, INC.
                          TO BE HELD ON JUNE 19, 1998
THIS PROXY IS SOLICITED ON BEHALF OF THE  BOARD OF DIRECTORS OF MATRITECH, INC.

    The undersigned, revoking all prior proxies, hereby appoints Stephen D. Chubb and Leslie R. Teso, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of Common Stock of Matritech, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 330 Nevada Street, Newton, Massachusetts 02160 on Friday, June 19, 1998 at 10:00 a.m. local time, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 29, 1998, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

   PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company.
Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

------------------------------               -----------------------------------

------------------------------               -----------------------------------

------------------------------               -----------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

MATRITECH, INC.

1.) Election of Directors - To elect seven members to the     For All         Withhold        For All Except
Board of Directors to serve until the next Annual Meeting     Nominees        From All
of Stockholders and until their successors have been                          Nominees
elected and qualified.                                        [_]             [_]             [_]

NOMINEES: J. ROBERT BUCHANAN, STEPHEN D. CHUBB,
DAVID L. CORBET, THOMAS R.MORSE, DAVID RUBINFIEN,
T. STEPHEN THOMPSON AND C. WILLIAM ZADEL.

_____________________________________
Instruction: To withhold authority to vote for one or more of the nominees listed above, mark the "For All Except" box and write the nominee(s) name(s) in the space provided above.

2.) To ratify the selection of the firm of Arthur Andersen   For             Against         Abstain
LLP as auditors for the fiscal year ending December 31,      [_]             [_]             [_]
1998.

3.) To transact such other business as may properly come before the meeting and any adjournments thereof.

Mark box at right if you plan to attend the Annual Meeting    [_]

Mark box at right if an address change or comment has been    [_]
noted on the reverse side of this card.

RECORD DATE SHARES:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSALS.

Please be sure to sign and date this Proxy.   Date:_______________________


---------------------------------             ----------------------------
Stockholder sign here                         Co-owner sign here

                                MATRITECH, INC.


Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of Matritech that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, June 19, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

MATRITECH, INC.